UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

Kellanova

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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Kellanova (the “Company”) with a definitive proxy statement related to a proposed transaction with Mars, Incorporated (“Parent”), in which Merger Sub 10VB8, LLC, a Delaware limited liability company (“Merger Sub”) will merge with and into the Company, with the Company continuing as the surviving corporation, such that following the merger, the Company will be a wholly-owned direct or indirect subsidiary of Acquiror 10VB8, LLC, a Delaware limited liability company (“Acquiror”) (collectively, the “Transaction”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 13, 2024 (the “Merger Agreement”), by and among the Company, Merger Sub, Acquiror and, solely for the limited purposes specified in the Merger Agreement, Parent.

This Schedule 14A filing consists of: (i) a message from the Company provided to all global employees on August 26, 2024 and (ii) the transcript of a fireside chat that was made available for replay to all employees of the Company on August 26, 2024.

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K Connect audience: Global

Posting date: 8.26.24

Top Questions after the Mars announcement

On August 14th, we announced that Mars will acquire Kellanova in a combination that will shape the future of snacking.

We know that this announcement has led to many questions on what this transaction means for you. While there are many things left to be decided, we wanted to respond to the top questions we are hearing from you – whether we have the definitive answer at this point or not.

What will the combined organization look like? How does Mars assess talent?

•

This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration, which will begin at closing. Until then, it is business as usual.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. They will assess how best to combine Kellanova with the Mars Snacking business.

•	We will keep our teams updated as the integration planning progresses.

What will happen to our Culture of Best?

•	After closing, all of Kellanova will be fully combined with Mars Snacking.

•	Mars has been a family-owned business for over a century. As one of the world’s largest family-owned businesses, Mars thinks about its business in generations.

•

The Mars culture is deeply rooted in its Five Principles: Quality, Responsibility, Mutuality, Efficiency and Freedom. These principles are part of the Mars DNA and guide all employees, who they call Associates, in how they do business.

•

The Mars Associate Concept applies to every person within Mars. It goes beyond treating everyone fairly and equitably; it’s about respecting and valuing differences and ensuring that all feel heard, appreciated and empowered.

•	Mars has a proven track record of successfully expanding its portfolio through M&A by protecting, respecting and nurturing the brands that join Mars.

Will my cash pay/benefits change during the period from signing to close? What will happen to my pay and benefits following the closing?

•

Nothing about your cash compensation or benefits will materially change as a result of this announcement between now and closing – Mars and Kellanova remain separate companies until then, and it is business as usual.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. They will assess how best to combine Kellanova with the Mars Snacking business.

•	Mars will be required to provide Kellanova employees with the same salary / hourly wage and target annual bonus opportunity for at least one year following the closing.

•

Mars will also generally be required to provide Kellanova employees with employee benefits that are substantially comparable in the aggregate to those provided by Kellanova for at least one year following the closing.

•	Mars will be required to provide no less favorable target long-term incentive opportunities to Kellanova employees for at least one year following the closing.

•	Mars is known to have a very strong value proposition for their employees, whom they call Associates.

Does Mars maintain a Locate for Your Day program? If I’m a remote employee, will I be able to stay remote at Mars?

•	Like other organizations, Mars has a hybrid policy which aims to support flexibility in working remotely along with nurturing its people-based culture.

When is the transaction expected to close?

•	The transaction is subject to Kellanova shareholder approval and other customary closing conditions, including regulatory approvals, and is anticipated to close within the first half of 2025.

What does this mean for Kellanova’s office locations?

•	After closing, Battle Creek, MI, will remain a core location for the combined organization.

•

As a company with a long history and deep roots into the communities in which it operates, Mars understands and appreciates the special role Battle Creek plays in the Kellanova culture, as well as the highly complementary category expertise that Kellanova talent brings.

•	Mars Snacking remains headquartered in Chicago. The company has always had a large Chicagoland presence – Wrigley started in Chicago in 1891 and Mars has been in the city for almost 100 years.

•	This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

•	Mars’s long-term goal is to grow all aspects of the business.

Will Mars keep all of the Kellanova brands?

•	Kellanova’s iconic brands and their strong legacies are part of what made Kellanova so attractive to Mars.

•	Mars has no plans at this time to sunset any Kellanova brands.

When should I reach out to my Mars counterparts?

•

As we move to the next phase of the potential transaction, you may hear from your counterparts at Mars who want to get to know you or get to know about your role. While you are of course welcome to introduce yourself and say hello, you should not reach out to any Mars employees proactively and you should not engage in any discussions of a business nature unless through the specifically authorized formal integration planning channels. There will be ample opportunity to do so as we move along to closing and thereafter.

Who can I reach out to with questions?

•	Your manager and/or HR Partner will provide you more information as it becomes available.

•	You can also visit our dedicated website at FutureofSnacking.com, where you will find an abundance of resources regarding the announcement today, including FAQs.

•	Additionally, we’ve set up an employee Q&A inbox at askus@kellanova.com where you can submit any additional questions and a member of the team will get back to you.

Forward-Looking Statements

This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition (the “Merger”) of Kellanova (the “Company”) by Mars, Inc., stockholder and regulatory approvals, the expected timetable for completing the Merger, the excepted continued benefits to employees in light of the Merger, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the Merger; the timing to consummate the Merger and the risk that the Merger may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement; the risk that the conditions to closing of the Merger may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the Merger; legislative, regulatory, and economic developments; risks that the proposed transaction disrupts the Company’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s time on transaction-related issues; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, credit ratings or operating results; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. The Company can give no assurance that the conditions to the Merger will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company. The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and, except as required by applicable law, the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Proposed Merger and Where to Find It

A meeting of stockholders of the Company will be announced as promptly as practicable to seek Company stockholder approval in connection with the Merger. The Company intends to file a preliminary and definitive proxy statement, as well as other relevant materials, with the SEC relating to the Merger. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company expects to file with the SEC in connection with the Merger. THE COMPANY URGES INVESTORS TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND THESE OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the Merger or other responses in relation to the Merger should be made only on the basis of the information contained in the proxy statement. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://investor.Kellanova.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://investor. Kellanova.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth under the captions “Proposal 1–Election of Directors,” “Corporate Governance,” “Board and Committee Membership,” “2023 Director Compensation and Benefits,” “Directors’ Compensation Table,” “Compensation and Talent Management Committee Report–Compensation Discussion and Analysis,” “Executive Compensation,” “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” “Potential Post-Employment Payments,” “Pay versus Performance,” “CEO Pay Ratio” and “Stock Ownership–Officer and Director Stock Ownership” sections of the definitive proxy statement for the

Company’s 2024 annual meeting of shareowners, filed with the SEC on March  4, 2024, under the caption “Executive Officers” of Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December  30, 2023, filed with the SEC on February 20, 2024, in the Company’s Current Reports on Form 8-K filed with the SEC on January  12, 2024, February  22, 2024, and May 1, 2024 and in the Company’s January 12, 2024 press release found on its Investor Relations page at https://investor.Kellanova.com, relating to the appointment of President Kellanova North America and President, Kellanova Latin America. Additional information regarding ownership of the Company’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://investor.Kellanova.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company expects to file in connection with the Merger and other relevant materials the Company may file with the SEC.

Fireside Chat

with Steve Cahillane and Poul Weihrauch

Steve Cahillane: All right. Afternoon, everybody. We’re going to get started. Thank you all for coming. Obviously a very, very exciting and momentous day today. You can hear I’m starting to lose my voice. One more town hall to go. I think I’ll make it. But an exciting day, to be sure. We talked about it at the town hall this morning — two great, iconic businesses coming together. Poul and I spent the day talking to a lot of media. You’ve seen a lot of the media reports. They tend to be very, very positive, understanding the industrial logic of this. It doesn’t make it any less emotional, obviously, for a lot of people, and I appreciate that. I’ve had conversations throughout the day with lots and lots of people. But I’m really looking forward to the journey and being on the journey with all of you.

I’m really looking forward to introducing Poul, Poul Weihrauch, who is the CEO and Office of the President of Mars, but CEO of Mars, basically, a privately held business based in McLean, Virginia, $50 billion in sales, 150,000 people. Founded in Minnesota, just a couple of states away from Michigan, our hometown, where we were born. It’s a very similar purpose-led business. The only thing I want to apologize for is I hoped that the next CEO that led all of you would have a last name that you could pronounce better than mine. You finally learned Cahillane. Now you have to learn Poul Weihrauch. But I introduce Poul. Poul, welcome to the team here.

Poul Weihrauch: Thank you. Thank you.

[Applause]

Poul Weihrauch: Thank you, Steve. And apologies for my surname and apologies that I can’t even spell my first name correct. I will have to live with that, and I’m sure you can just pronounce it as you please, so no offense there.

I’m [audio distortion] thank you for the welcome today. It’s been lovely to be with you here in person, been lovely to get a little bit of the feel of the culture. And I will talk a little bit about the logic that Steve and I have shared with the media, and I’ll talk a little bit about Mars and really give a flavor of what we are all about.

We believe snacking is better together. We think that the combination of our two great companies is fantastic, fundamentally for three reasons. It is complementary when it comes to geography. So where we are strong [video glitch] is bigger, and where you are very strong, we are very weak. So, you know, examples of that is you have a fantastic emerging markets business, rapid growth market. I don’t know what you call those markets. And some of those we are less present, because chocolate melts. Yeah? So it’s great to have this combination that can allow us to grow both businesses. And, likewise, you are almost absent in China, and we have a huge business in China. I was telling Steve we have 2.3 million distribution points in China with more than 8,000 sales reps in the country. So some of these things make a lot of sense on geography.

The other thing that makes sense is the categories we all provide in. We sell chewing gum, we sell chocolate, and we sell sugar confection. And you sell fantastic quality snacks, crackers, and cereals and noodles. And they are 100 percent complementary, and they are sold in the same stores. So there’s a great logic there as well. And you have fabulous brands that we all admire.

A little personal story, I called my old parents and said, “You might see my name in the press [unintelligible] tiny.” And my dad reminded me that the only cereal we had in our household in Denmark was Kellogg’s Corn Flakes, and every morning was milk and Kellogg’s Corn Flakes. And over the weekend, my son, who is 21 years old, lives in Vancouver, he came with us after having worked the summer, and he heard something was wrong and Dad disappeared, and he heard this name “Steve, Steve, Steve.” He said, “What’s going on?” Yeah? And I said, “Keep your mouth shut, mate.” And then he said, “But we were only allowed to eat Special K with red berries.” True story. Why? Because I turned every single cereal box in the supermarket, and it had the best nutritional value, full stop, with what we [unintelligible].

And the go-to snack between my wife and myself when we sit at home is Pringles Sour Cream & Onion, green. And if I walk down that aisle, we call [unintelligible] you shop on autopilot. Yeah? I just walk in, look at green, take a canister, [sound effect] — that’s gone. And it’s, unfortunately, been like that for 25 years, so we don’t change the repertoire very much in our household. We say that Mars brands have borrowed memory structure. Clearly, for me, that means a green pack in a can, and that means Pringles. Right? So they are fantastic brands that come together, so we think this is great opportunity.

And maybe a little bit about history. We admire your history. You’re from 1906. I was thinking, “How can I [inaudible] in a positive way, when you are from 1906, because we are from 1911?” So we bought a company called Wrigley’s down the road from here, and they were from 1891, so got you there. But Wrigley’s started selling soap, and, actually, U.S. chewing gum is a premium. I found out that the premium was much more interesting that the product that Mr. Wrigley sold. So they only started selling gum in 1893, but we’ve still got you there. And then I thought, “Poul, Wrigley bought a brand called Altoids actually from Wales.” It’s from 1790. So at least I thought we got you there as well. Yeah? So we really admire your history and what you have done for the food industry, probably having the first nutritious brand in the world with Kellogg’s at the time. That matters to us, because we are a food company, we are a manufacturing company. We have a very proud American heritage, just like you, and we have great brands. I’m sure you know our snacking brands, whether it’s Snickers, M&M’s, Extra gum, et cetera, all of those.

And we’re also a petcare company, and we started in petcare in 1935. Statistically, 68 percent of the audience in the U.S. will have a cat or dog, and the probability of you having one or two of our brands in your household is high, whether it’s Royal Canin, it could be Greenies, IAMS, Pedigree. So some of the biggest brands that we have are in the pet food space. We’re also a veterinary hospital. So if you have a cat or dog, you should take it to the vet at least once a year. And I just looked a little bit at the data that I googled around here, and if we take within a couple of miles, we have three Banfield hospitals within two miles, we have five VCA and two BluePearl and 60 hospitals in Illinois alone — so plenty of opportunity to visit one of them. And it’s one of the less-known facts of us, we actually have 100,000 we call them associates, employees, in our veterinary business and 3,000 [inaudible] world, so a very important part of our business.

And we thought we could get together because of snacking. And I come to your office today and I realize, actually, that one of the biggest benefits of this acquisition will be Scooby-Doo dog treats. I’ve already sent a picture to Eddie and Trixie, our Labrador and Golden Retriever. They are so happy with the cinnamon flavor. We had not factored it in the synergy. We maybe paid too little for you, actually.

Steve Cahillane: You can always [inaudible].

Poul Weihrauch: So thank you for this little upside to our deal. I know some of the things that will be on your mind is, how is Mars organized? How do you do business? The good news is Mars Snacking, which is run by a gentleman called Andrew Clarke, who you’ll get to know, is in Chicago. So, actually, when we bought Wrigley in 2008, that became the backbone of the global headquarters [inaudible], not our chocolate business. It was moved to Chicago, so the good news is they’re around the corner here. And that’s important. Well, and, of course, we will have a combination of Kellanova and Mars Snacking that may give us a broader portfolio and play into some [video glitch].

I want to talk a little bit about culture as well, because when you google Mars, you see next a publicly listed company. This morning we did a lot of media. Steve was on first name, knew the name of the dog and knew the name of the kids of all the journalists, and they started by, “We have never spoken to you, Poul, [unintelligible].” So off to a good start, because we don’t have to speak every quarter. We are a privately family-held company that is — generation three is alive, generation six is alive in the family, and quite discreet. And we think it has a lot of advantages. We like to say — and it’s a little bit of an easy sentence — “We don’t think in quarters; we think in generations.” So our owners take a long-term view. We still run a great business, we have to deliver on our promises, but they want a long-term view.

They also want performance beyond financials. So if you google us, you will see a lot of work about positive societal impact and making sure that we lower our emissions on greenhouse gas. So our starting year when we measure is 2018. Since that time, we have grown the business 60 percent on the top line and lowered our greenhouse gases by 16 percent. So we are proud of not [audio glitch] but actual delivery, and that’s what we hold ourselves accountable to.

And probably very unusual, the compensation of our top team is up to 40 percent of long-term incentives are paid on non-financial metrics, because our owners want to be known for a positive contribution to society and not just the financial contribution, because it helps them be proud about what they own and it helps them to have a benefit in the communities we operate around the world. So that’s an integral part of our company as well.

We have five principles that are really important to us that you can read about in [inaudible]. Quality, which is one you share as well. Responsibility, so, you know, it’s important we take responsibility not just for the job we do, but beyond the job we do. And efficiency, so we would like to think we are very efficient with our resources, and we don’t waste time and money. And then we have mutuality, which is very important, because mutuality is a belief that there needs to be a benefit to both sides. And in order to have an enduring relationship, for instance, with suppliers, there needs to be a strong benefit on both sides. So I would like to think when we had COVID and some of our suppliers had to choose who they were sending packaging to, we benefited from this principle and got supplies into Mars, Incorporated, and hopefully not to Nestle at the same time. And, finally, freedom, which is very important to our owners, that we run the company in a way where no bank or stock exchange has a big say on the company. And there’s a belief that we have to be free in order to make good, long-term decisions for the company.

And the last thing I’ll talk about is a little bit on the culture. We call our employees “associates.” We do that because we believe it’s more than just a job. There is a high responsibility in our culture. It’s very much rooted on our five principles; it’s rooted on an associate concept. That means that fundamentally what we do is very important, but the how is very important as well. So as a manager, as a leader, it’s about achieving results, achieving results in the right way. And it’s really important how we develop people, so it’s a people-centric culture.

And I often quote when I’m being interviewed that we spend about three times more on people development than an average company does in our industry, and our tenure in CPG is, like yours, much higher than average. It’s eight years, and that’s about two and a half times longer than the average in CPG, and we think it’s because we have a nice culture. We know you have a nice culture, and I think blending it is a fantastic opportunity. And what we want to achieve is the best of both. We want to understand what makes the culture tick in Kellanova and what makes the culture tick at Mars. There are some things we don’t compromise on by principle, the associate concept and the people orientation, but the rest is pretty flexible in our culture.

So the culture you find in a veterinary hospital is very different from a chewing gum company, because we have bought veterinary hospitals that have existed for 40 years, and you don’t walk into them and run them like a factory. I wouldn’t take my dog there if you do that. You want that the medical staff makes all decisions in the hospital and you respect [inaudible].

That’s a little bit about Mars and a little bit about who we are. We are very happy that you’ve become part of our family. I am very happy that when I called Steve, he said, “I would like [audio glitch],” and we had a good chat. He could have said, “No interest, [audio glitch], our own plan,” but we think knocked off a great conversation very quickly. And I realize this is disruptive to Kellanova, but I truly believe that you are achieving your mission in a faster way by becoming part of Mars, Incorporated. And we are achieving our vision faster by having such a great company joining us.

So with this little introduction, I think we have planned a question or two.

Q&A

Kris Bahner: All right. Thank you so much for joining us, Poul. It’s really a treat to have you with us. And, of course, we’ve got employees around the world listening as well. You and I were talking earlier, and I’d love for you to share, what does this mean to you personally?

Poul Weihrauch: So I’ve admired the brands that are in Kellanova for many years. I gave a couple of examples from our family. And when we first in Mars started talking about, “Do you think —” I was going on holiday in Costa Rica, and as often happens when I go on holiday, I disappear. I rented a bike in the hotel and went off to the small shops, and I just saw the strong, strong presence of all of your brands where we weren’t, even though we had a sizeable business down there. And then I toured Europe, and I was reminded of the many shelves you are present in. And, disclosure, when I go to the gym in the morning, the brand I’ve gone to after moving to the United States has been RXBAR, which I think is a fabulous formulation that I know you acquired some years ago. And I giggle every time I see the “No B.S.” on the packaging. It appeals to the little boy in me, so I knew that that was part of the portfolio that sits so well with us. So I’ve grown up with the brands.

And I told Steve that when I graduated from a university in Glasgow, I applied to Kellogg’s in Manchester. When I couldn’t get a job in the United Kingdom and moved back to Denmark, disillusioned, in 1992, during the Thatcher years, I applied for Kellogg’s in Denmark. They never bothered to send a letter back to me. Clearly couldn’t get anything, so a little bit disappointed and maybe a bitterness, and then I thought, “I’ll buy you one day.”

So I’ve had an affinity with the brand. And I’m a soccer, football, fanatic, for the audience, and I don’t know how many times I walked past your factory in Manchester, walking up to Old Trafford, cheering for Manchester. And I, the last ten years, walked disillusioned back, but at least past your factory. So I have been looking inside your business, in one way or another, for many, many years, since I graduated.

Kris Bahner: Those are great stories. Thank you for sharing. You talked about the Wrigley acquisition in 2008. What were the lessons that you learned from that integration that you might think about applying here?

Poul Weihrauch: Oh, that’s a great question. Andy Pharoah, who sits in the audience, our head of Corporate Affairs, is from Wrigley. And I was the first person sent in. Andy would say, “You were also the first person sent out of Wrigley,” which is true. So I ran our sort of our Greater Euro region at the time. We made a couple of significant mistakes. One is we went too fast on certain aspects of integrations. We didn’t [audio glitch] Wrigley was good at. And that cost. It cost growth and it cost some mistakes culturally that took years to recover from. And it’s a very important learning for us.

So when I later ran Petcare, we acquired a lot in veterinary and got into that business, and the single-most important learning I applied in my petcare job was to be very selective about what we introduced from Mars in order to respect the great culture and the practices of what we acquired, which is still the case today. And it’s the most important learning we will take into us joining forces. It is to be curious. And I invite you to be the same, to be curious about what we are truly great at, and learn from each other, and then combine the best of both worlds and not have, “Well, you know, we know exactly. We have done it for a hundred years.” You will say that. We’ll say that. But there’s probably a little bit we can learn from each other and make sure we truly operate our capabilities, et cetera. So that’s probably the most important learning.

We also did some things really well. We used Wrigley as the backbone in Chicago for running a business. We have — two members of my management team are from Wrigley. And I don’t think you’ll find that in many corporations, that you integrate and accelerate the development of fantastic people. So we have done that, I think, really well. But, you know, there are things that need to be adjusted, and every time you do something, it’s an opportunity to learn.

Kris Bahner: That’s a great perspective. Thank you for sharing. So what is it like to work on a day-to-day basis at Mars? You talked about culture and the five principles. Can you click down a level and help us picture that?

Poul Weihrauch: So one of the biggest perks we have is that — I have two dogs, and I can bring them to work every day. That makes me very happy, because Claus is CFO, and he can come with tough numbers to me. Then I turn to Eddie and Trixie and have a nice conversation. They can feel I’m upset, so the paw comes up, and then I feel much better. So that’s the biggest perk we have.

It’s a people-centric culture. It is, I would say, non-hierarchical as a culture. And it’s a very open culture. You can ask questions. You can speak your mind. It can be a little bit of an acquired taste. A bit like here, we don’t have offices, and if you’re not used to that, you come into a Mars office and say, “That’s a bit of a surprise.” But it’s a very people-centric culture, and sometimes — we’re a family company, so I always we can be a little bit too much consensus driven, but it’s probably rooted in we value people and we would like that we agree on things. And, at times, we should take decisions faster. I hope we can learn that from you, and you can say, “Guys, you talked to yourself. Now move on.” Yeah? So it’s one of the things that I hope we can take good practice from you.

People come and join and stay with us. And we when we do exit interviews and when — we have a very big alumni network. The one thing that is always mentioned that people miss is the people aspect of the culture. And there are a lot of CEOs that have been in the Mars School of Leadership. A lot. And it’s the one thing you hear every single time, is the centering on people and development.

I grew up in Nestle. I was lucky if I once every three years would come to a pretty pedestrian leadership training. In Mars, Inc., it’s available. My manager will sit down and develop me and spend time with me. And it is really done from a very early stage of working in the company. So if I have to say one thing, it’s relationships, it’s people, it’s getting stuff done together in a team orientation.

Kris Bahner: Thank you. That’s really helpful. Let’s talk a little bit about integration. We know that teams are going to come together through the integration process between signing and closing. Can you bring that to life for people as well? What might that look like?

Poul Weihrauch: I probably can’t bring it to life in a satisfactory way, but what Steve and I have been talking about is we are putting together an Integration Team, and that will be with representatives from both Kellanova and Mars. They will sit and look at the opportunities we have, whether it be in procurement, whether it would be how we run certain countries, et cetera. And this team will come up with opportunities that we as leaders will have a look at and say, “This is what we pursue. This is what we don’t pursue.” And, of course, this will happen in a boxed-off environment until closing, but we are keen to start the work here.

And to go back to what Steve said at the beginning, the industrial logic here, you know, the vast majority of our people work in supply chain. And we have a chewing gum factory and we have a chocolate factory. And you have a cereal factory and you have a salty snacks and chips factory. There is really not a lot that you would do in bringing any of them together. They have to run in order to be able to supply the market.

And then we have some things where we buy some of the same product. It could be packaging, it could be logistics services, it could be raw materials such as cereals and sugar, et cetera, where we need to bring our teams together and, of course, get the benefit of scale and bank those efficiencies that there are. And this is what the team will look at.

But I’ll ask for you to pay a little bit [unintelligible]. There will be lots of questions we can’t answer in the beginning because we don’t know the answer. And that’s genuine. And then the promise is we will do this together and communicate the answers as quickly as we can. But I know this will be a frustration for you, and it will actually be a frustration for our people as well. And that’s a little bit the nature of [video glitch]. You are from [video glitch] and we will promise we will work together on getting in the right spot.

Kris Bahner: Thank you. We talked a little bit about — at our Global Town Hall this morning, I asked Steve what his advice to us would be to manage through change. I’d ask the same thing of you. What would you tell us in terms of how we might approach this period of uncertainty?

Poul Weihrauch: That’s a little [video glitch] the first thing I would say is I’m sure you have a best friend at work. Right? [Video glitch] so talk to your colleagues. We are here to support. You know, a good colleague at work will always lend an ear and hear the concerns and get you in a better place. If you have a bad day, and Claus, our CFO, does not want to talk to me, I’ll talk to Eddie and Trixie again, or I’ll go to somewhere else. Yeah? It’s important to have colleagues. That’s why they’re here.

The second thing I’ll say, continue to do our job. The most important thing in our job is to get our job done, deliver on it and support our teams in order to do so. And I would say they’re the two most important pieces of advice. And if you want to ask us a question, ask us a question.

Kris Bahner: Sure. We will. And with that, I’ll open it up to the group here in Chicago, and I’d ask for questions. Ben — do we have a microphone we could — thanks, Gráinne. Appreciate that.

[Video glitch]

Ben: Thank you for coming today and giving us the opportunity to ask you a couple of questions. You mentioned that turnover [phonetic] is about 50 billion for Mars. How big is snacking? And can you share a little bit of your ambition of where you are taking snacking to?

Poul Weihrauch: So snacking is a $20 billion business, just short of $20 billion, and it comprises of a chocolate business, where we are number one in chocolate, and it comprises of a chewing gum business, where we are also number one. And then we have a sugar confectionary business — that would be Altoids, Starbursts, Skittles, et cetera — where I think we’re almost seven or eight in the world, so it’s a smaller part of our portfolio. Then we have an ice cream business. In addition to that, we have — what you call wholesome snacks, we call it health and wellbeing, where we have Kind, Nature’s Bakery and Trü Frü. So different segments of the market that make up 20 billion.

We have five brands that are above $1 billion. Biggest brand we have is M&M’s. Surprisingly, Snickers is a very nice brand for us as well. Dove is a nice brand for us as well. You will add another $2 billion brand to this portfolio. And we have $4 billion in what we call rapid growth market, and you are adding another $3.5 [billion], I believe it is, from memory. Correct me if I’m wrong. And a very global footprint, just like you, in the business.

So quite a wide portfolio, which is exactly what we were interested in, to make sure we get into new, fast-growing segments of the snacking market. You could say that with this move, we have moved from a confectionary business to a truly snacking business, which was the objective. We had an objective — or Andrew, that runs Snacking, he came to us some years ago, “We want to be 30 billion in 30.” Well, this morning, after our town hall, we called him and said, “Andrew, you’re now 32 [billion], mate. You’ll have to reset this by tomorrow morning.” And he’s on holiday, so he asked for an extension of one day, which we granted.

So our ambition is to continue to grow the business and be the best [video glitch] snacking company in the world. And, you know, I think of your Better Days is very similar to what we walk around dreaming about.

Kris Bahner: I love that. Thank you, Ben.

We know that this is just the beginning of many conversations. Very much appreciate you coming to be with us today. I know you are open to coming back, as well as Andrew, and we’ll look forward to hosting you and having the opportunity for more conversations.

With that, I’ll turn it back to the two of you for some closing thoughts.

Steve Cahillane: So I want to thank Poul for coming. He’s actually heading straight from here to the airport so he can experience some Chicago traffic. If we hold him up for another 30 minutes, he’ll never make the plane.

Poul Weihrauch: And then I’m back tomorrow if I don’t make the plane.

Steve Cahillane: Exactly. He’s going to a shareowner meeting, but he skipped the first day of that to come and be with you face to face. And I think it was an incredible investment. I think your return on investment is going to be phenomenal, because you can see there’s a real personality behind the CEO, a warm personality, a sense of humor. All those things really came to life. So thank you for coming.

It is the beginning of the journey. We’ve got a lot of work to do, but we’re going to do it together. You know, it’s only been a few months since we’ve been interacting, but I got to know Poul, I’ve gotten to know his team. And the values are real, the ambition is real, but the intent and the purpose is really real as well.

Any final thoughts, Poul?

Poul Weihrauch: I want to thank you, Steve, as well, for welcoming us and hosting us today. We feel very welcome. We feel this is a fantastic start. We look forward to welcoming you into our family and the great future we’ll have together. I look forward to seeing you again. I know a lot of Martians are looking forward to meeting you. That’s a good name, right, the Martian? And keep up the good work. Keep up the smiles. Ask us questions. We will do the very best we can to welcome you the right way. And look forward to working together and some great years ahead of us. Thank you.

[END OF FIRESIDE CHAT]

Forward-Looking Statements

This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition (the “Merger”) of Kellanova (the “Company”) by Mars, Inc., stockholder and regulatory approvals, the expected timetable for completing the Merger, the excepted continued benefits to employees in light of the Merger, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the Merger; the timing to consummate the Merger and the risk that the Merger may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement; the risk that the conditions to closing of the Merger may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the Merger; legislative, regulatory, and economic developments; risks that the proposed transaction disrupts the Company’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s time on transaction-related issues; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, credit ratings or operating results; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. The Company can give no assurance that the conditions to the Merger will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company. The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and, except as required by applicable law, the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Proposed Merger and Where to Find It

A meeting of stockholders of the Company will be announced as promptly as practicable to seek Company stockholder approval in connection with the Merger. The Company intends to file a preliminary and definitive proxy statement, as well as other relevant materials, with the SEC relating to the Merger. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company expects to file with the SEC in connection with the Merger. THE COMPANY URGES INVESTORS TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND THESE OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the Merger or other responses in relation to the Merger should be made only on the basis of the information contained in the proxy statement. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://investor.Kellanova.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://investor. Kellanova.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth under the captions “Proposal 1–Election of Directors,” “Corporate Governance,” “Board and Committee Membership,” “2023 Director Compensation and Benefits,” “Directors’ Compensation Table,” “Compensation and Talent Management Committee Report–

Compensation Discussion and Analysis,” “Executive Compensation,” “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” “Potential Post-Employment Payments,” “Pay versus Performance,” “CEO Pay Ratio” and “Stock Ownership–Officer and Director Stock Ownership” sections of the definitive proxy statement for the Company’s 2024 annual meeting of shareowners, filed with the SEC on March 4, 2024, under the caption “Executive Officers” of Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the SEC on February 20, 2024, in the Company’s Current Reports on Form 8-K filed with the SEC on January 12, 2024, February 22, 2024, and May 1, 2024 and in the Company’s January 12, 2024 press release found on its Investor Relations page at https://investor.Kellanova.com, relating to the appointment of President Kellanova North America and President, Kellanova Latin America. Additional information regarding ownership of the Company’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://investor. Kellanova.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company expects to file in connection with the Merger and other relevant materials the Company may file with the SEC.